SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549



                                    FORM 8-K

                                  CURRENT REPOT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of report(date of earliest event reported) December 28, 2001.

                         CLEAN DIESEL TECHNOLOGIES, INC.
               (Exact name of Registrant as Specified in Charter)


                                     0-27432
                            (Commission File Number)


             Delaware                                    06-1393453
   (State or Other Jurisdiction                        (IRS Employer
         Of Incorporation)                          Identification No.)



                               300 Atlantic Street
                                Stamford CT 06901
                    (Address of Principal Executive Offices)


        Registrant's telephone number, including area code (203) 327-7050


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ITEM 5. OTHER EVENTS.  On August 28, 2001:

(a) The Company issued and sold in the United Kingdom in offshore transactions pursuant to Regulation S under the Securities Exchange Act of 1934, 2,580,664 of its common shares raising approximately $5.2 million;

(b) the Company's outstanding common shares were admitted to trading on the Alternative Investment Market (""AIM"") of the London Stock Exchange, plc. On AIM the Company's shares trade under the symbols "CDT" for unrestricted shares and ""CDTS"" for restricted shares. The Company's co-transfer agent in the United Kingdom is Capita IRG plc, Bourne House 34, Beckenham Rd., Beckenham, Kent, BR3 4TU. The Company's common shares continue, however, to be traded over the counter in the United States under the symbol "CDTI";

(c) By affirmative vote of more than 60% of the holders of the Company's Series A Convertible Preferred Stock (the ""Preferred""), all of the outstanding Preferred shares were converted to common shares at the rate of 373.33 common shares to one Preferred share, resulting in the retirement of the Preferred and the issuance to the former Preferred holders of 5,934,829 Company common shares;

(d)  The  Company  then had 11,214,280 common shares issued and outstanding; and

(e) Fuel-Tech N.V. of Castorweg 22-24, Curacao, Netherlands Antilles, by a combination of shares previously owned and received on conversion of the Preferred, became the beneficial owner of 1,825,119 (16.27%) of the Company's common shares.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned thereunto duly authorized.


                                       CLEAN DIESEL TECHNOLOGIES, INC.

Dated:  January 10, 2002           By  /s/  C. W.  Grinnell
                                       -----------------------
                                       Secretary



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